Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Global Payments Inc. on Form S-4 of our reports dated March 2, 2015, relating to the financial statements of Heartland Payment Systems, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Heartland Payment Systems, Inc. and subsidiaries for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 5, 2016